Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Richard Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. to Change NYSE Stock Ticker

McLean, Va., October 22, 2020 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) announced today that the Company will change its ticker symbol for its Class A common stock on the New York Stock Exchange (the “NYSE”) to “AAIC”.  The Company has notified the NYSE of the ticker symbol change and expects that the Company’s Class A common stock will begin trading on the NYSE under the new ticker symbol on October 26, 2020.

The Company is also changing the ticker symbols for its 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock and 8.250% Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock to the following ticker symbols, “AAIC PrB” and “AAIC PrC”, respectively, all of which are publicly traded on the NYSE.  The Company expects these securities to begin trading on the NYSE under the new ticker symbols on October 26, 2020.

The Company’s Senior Notes due 2023 and Senior Notes due 2025 that are publicly traded on the NYSE will remain unchanged under the ticker symbols “AIW” and “AIC”, respectively.

About the Company

The Company currently invests primarily in mortgage-related and other assets and has elected to be taxed as a real estate investment trust.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.